Deed of Amendment
13 September 2011

Between the parties
Peabody Acquisition Co. No. 2 Pty Ltd ACN 146 797 417 of Level 13, BOQ Centre, 259 Queen Street, Brisbane, Queensland 4000
ArcelorMittal Netherlands B.V. of Eemhavenweg 70, 3089 KH Rotterdam, Netherlands
ArcelorMittal Mining Australasia B.V. of Eemhavenweg 70, 3089 KH Rotterdam, Netherlands
PEAMCoal Holdings Pty Ltd (ACN 152 004 398) of Level 13, BOQ Centre, 259 Queen Street, Brisbane, QLD 4000 (formerly Peabody Acquisition Co. No. 3 Pty Ltd)
PEAMCoal Pty Ltd (ACN 152 004 772) of Level 13, BOQ Centre, 259 Queen Street, Brisbane, QLD 4000 (formerly Peabody Acquisition Co. No. 4 Pty Ltd)

1	We, the parties, refer to the Co-operation and Contribution Agreement between us dated 29 July 2011 (the CCA).

2	The CCA is amended and restated to read as set out in the Schedule (with the amendments marked for ease of identification).

3	This Deed takes effect, and we agree to be bound by the CCA (as amended by this Deed), from the date of this Deed.

4
Except as specifically amended by this Deed, all terms and conditions of the CCA remain in full force and effect. With effect from the date of this Deed, the CCA (as amended by this Deed), is to be read as a single integrated document incorporating the amendments effected by this Deed.

5	This Deed is governed by the laws of New South Wales. We irrevocably submit to the non-exclusive jurisdiction of the courts of New South Wales and courts competent to hear appeals from those courts.

6	This Deed may be executed in any number counterparts. All counterparts, taken together, constitute one instrument. We may execute this Deed by signing any counterpart.

Executed and delivered as a deed

Signed for Peabody Acquisition Co. No. 2 Pty Ltd in accordance with section 127 of the Corporations Act 2001 (Cth) by
sign here	/s/ Julian Derek Thornton
Director
print name	Julian Derek Thornton
sign here	/s/ Murray Hundleby
Company Secretary
print name	Murray Hundleby

Signed for PEAMCoal Holdings Pty Ltd in accordance with section 127 of the Corporations Act 2001 (Cth) by
sign here	/s/ Julian Derek Thornton
Director
print name	Julian Derek Thornton
sign here	/s/ Murray Hundleby
Company Secretary
print name	Murray Hundleby

Signed for PEAMCoal Pty Ltd in accordance with section 127 of the Corporations Act 2001 (Cth) By
sign here	/s/ Julian Derek Thornton
Director
print name	Julian Derek Thornton
sign here	/s/ Murray Hundleby
Director/Company Secretary
print name	Murray Hundleby

Signed for ArcelorMittal Netherlands B.V. by its attorney
sign here	/s/ Carole Whittall
Attorney
print name	Carole Whittall
in the presence of
sign here	/s/ Guillaume Vercaemer
Witness
print name	Guillaume Vercaemer

Signed for ArcelorMittal Mining Australasia B.V. by its attorney
sign here	/s/ Carole Whittall
Attorney
print name	Carole Whittall
in the presence of
sign here	/s/ Guillaume Vercaemer
Witness
print name	Guillaume Vercaemer

Schedule
Amended and Restated Co-operation and Contribution Agreement

Agreement

Co-operation and contribution agreement

Peabody Acquisition Co. No. 3 Pty Ltd ArcelorMittal Netherlands B.V. ArcelorMittal Mining Australasia B.V. Peabody Acquisition Co. No. 2 Pty Ltd Peabody Acquisition Co. No. 4 Pty Ltd

Contents
Table of contents
The agreement    1

1	Definitions, interpretation and agreement components 3

1.1	Agreement components 3

1.2	Definitions 3

1.3	Interpretation 9

1.4	Inclusive expressions 10

2	The Takeover Bid 10

3	Takeover Bid funding arrangements 10

3.1	Initial subscription by Peabody and AM BV2 10

3.2	Further subscriptions by Peabody and AM BV2 11

3.3	Set-off 15

3.4	Fractions 15

3.5	Constitution 15

3.6	Rights and ranking 16

3.7	Holdco's obligations 16

4	Conduct of the Offer 16

4.1	Substantial holder notifications 16

4.2	Conduct of the Offer 16

4.3	Reserved decisions in respect of the Offer 17

4.4	Public announcements 18

4.5	Dealings with Governmental Agencies 19

4.6	Compulsory acquisition 19

5	Bidder's Statement 19

5.1	Preparation 19

5.2	Compliance 20

5.3	Peabody Information 20

5.4	AM Information 20

5.5	Statements in the Bidder's Statement 21

5.6	Updating information 21

5.7	Standstill 21

6	Exclusivity arrangements 22

6.1	Prohibition 22

6.2	Cease existing discussions 24

6.3	Notification of approaches 24

7	Director arrangements 24

7.1	Notifications 24

7.2	Board resolution 25

7.3	Holdco constitution 25

7.4	Observer rights 25

8	Termination 25

8.1	Termination 25

8.2	Effect of termination 26

8.3	Duties imposed as a result of termination 26

8.4	Automatic termination 27

8.5	Termination by AM 27

9	Warranties 29

9.1	Mutual warranties 29

9.2	Warranties by AM 30

9.3	Warranties by Peabody 31

9.4	Warranties by Peabody, Holdco and Bidco 32

9.5	Reliance on representations and warranties 33

9.6	Notification 33

9.7	Independent warranties 33

10	Confidentiality 33

11	Duties, costs and expenses 33

11.1	Duties 33

11.2	Parties to pay own other costs 33

11.3	Common advisory costs 34

11.4	Break fees and other payments 34

12	GST 34

12.1	Definitions 34

12.2	GST 35

12.3	Tax invoices 35

12.4	Reimbursements 35

13	General 35

13.1	Notices 35

13.2	Governing law and jurisdiction 38

13.3	Service of process 38

13.4	Waivers and variation 39

13.5	Assignment 39

13.6	Further assurances 39

13.7	Approvals and consent 39

13.8	Remedies cumulative 39

13.9	Counterparts 39

13.10	Prohibition and enforceability 39

13.11	No merger 39

13.12	Entire agreement 40

13.13	Contra proferentem excluded 40

13.14	Specific performance 40

13.15	Attorneys 40
Schedules
Schedule 1
Agreed Announcement    42
Schedule 2
Transfer steps    44

The agreement
Co-operation and contribution agreement
Date 29 July 2011 (as amended and restated on 13 September 2011)

Between the parties
Peabody	Peabody Acquisition Co. No. 2 Pty Ltd ACN 146 797 417 of Level 13, BOQ Centre, 259 Queen Street, Brisbane, Queensland 4000 (Peabody)
AM	ArcelorMittal Netherlands B.V. of Eemhavenweg 70, 3089 KH Rotterdam, Netherlands (AM)
AM BV2	ArcelorMittal Mining Australasia B.V. of Eemhavenweg 70, 3089 KH Rotterdam, Netherlands (AM BV2)
Holdco	Peabody Acquisition Co. No. 3 Pty Ltd ACN 152 004 398 of Level 13, BOQ Centre, 259 Queen Street, Brisbane, Queensland 4000 (Holdco)
Bidco	Peabody Acquisition Co. No. 4 Pty Ltd ACN 152 004 772 of Level 13, BOQ Centre, 259 Queen Street, Brisbane, Queensland 4000 (Bidco)

Recitals
1 Bidco is considering making a takeover bid for MCC.
2 Peabody owns all the shares in Holdco and Holdco owns all the shares in Bidco.
3 AM owns the AM Shares which it intends to transfer to AM BV2.
4 AM and Bidco have entered into the Pre-Bid Acceptance Deed under which AM has agreed to procure that AM BV2 sells the AM Shares to Bidco by accepting an offer under the takeover bid.
5 Peabody has agreed to subscribe for Holdco Shares from time to time under this agreement. AM BV2 has agreed to subscribe for Holdco Shares from time to time under this agreement. The subscription consideration will be paid to Holdco during the Offer Period and the Holdco Shares will be issued following the end of the Offer Period. Such proceeds may only be used by Holdco to fund Bidco paying:
- MCC shareholders for acceptances under its takeover bid for MCC;
- MCC shareholders for their MCC Shares pursuant to the exercise of Bidco's right to compulsorily acquire any outstanding MCC Shares under the Corporations Act; and
- any Duty arising in connection with its takeover bid for MCC.
6 It is the intention of all the parties (contributors and contributee) that the contribution of share capital to Holdco is not treated as a loan for Dutch corporation tax purposes.
7 Peabody, AM BV2 and Holdco and others have entered into the Shareholders' Agreement.

The parties agree	as set out in the Operative part of this agreement, in consideration of, among other things, the mutual promises contained in this agreement.

1    Definitions, interpretation and agreement components
1.1    Agreement components
This agreement includes any schedule.
1.2    Definitions
The meanings of the terms used in this agreement are set out below, unless the context otherwise appears or requires.

Term	Meaning
Acceptance Deed
the acceptance deed in the agreed form to be entered into on or about the date on which this agreement was amended between Peabody and Bidco pursuant to which Peabody agrees to sell the MCC Shares comprising the Initial Stake to Bidco in certain circumstances.

Agreed Announcement	an announcement relating to the possible Takeover Bid in the form set out in Schedule 1 to this agreement or in a form as may otherwise be agreed in writing between Peabody, AM and Bidco.
Agreed Constitution	the agreed form constitution of Holdco that is initialled for identification by Peabody, Holdco and AM.
AM BV2 Shares
the entire issued and to be issued share capital of AM BV2 and financial instruments that provide the holder with rights to part of the income or profit (before payments on such instrument) of AM BV2 or that could be converted into shares or equivalent rights in the share capital of AM BV2 and any other rights or interests AM may have in the capital of AM BV2.

AM Duty Shares	has the meaning given to it in clause 3.2(j)(2).
AM Information	has the meaning given in clause 5.4(a).
AM Group	means the group of companies comprising ArcelorMittal S.A. and each of its subsidiaries.
AM Party	AM and each of its Related Bodies Corporate.
AM Shares	48,552,062 MCC Shares, registered in the name of AM.
AM Subscription Shares	has the meaning given to it in clause 3.2(a).
AM Top-Up Shares	has the meaning given to it in clause 3.2(g)(2).
Announcement Window	has the meaning given to it in clause 2(a).
ASIC	the Australian Securities and Investments Commission.
ASX	as the context requires, ASX Limited ABN 98 008 624 691 or the securities market conducted by ASX Limited.
Associate	has the meaning set out in section 12(2) of the Corporations Act.
Bidco Duty	has the meaning in clause 3.2(j).
Bidder's Statement	the bidder's statement to be prepared by Bidco under the Corporations Act in connection with the Offer.
Business Day	a day on which banks are open for business in Brisbane, other than a Saturday, Sunday or public holiday in Brisbane and ASX is open for trading.

Competing Proposal
any proposal, agreement, arrangement or transaction, which, if entered into or completed, would mean a Third Party (either alone or together with any Associate) may:
1 directly or indirectly acquire a Relevant Interest in, or have the right to acquire, a legal, beneficial or economic interest in, or control of, any of the MCC Shares or in the share capital in any Subsidiary of MCC;
2 acquire Control of MCC or a Subsidiary of MCC;
3 otherwise (whether directly or indirectly) acquire, become the holder of, have a right to acquire or have an economic interest in all or a material part of MCC's business or assets or the business or assets of any Subsidiary of MCC;
4 otherwise acquire (whether directly or indirectly) or merge with MCC or a Subsidiary of MCC;
5 enter into any agreement, arrangement or understanding requiring MCC or any of its directors to change, withdraw or modify the directors' recommendation of the Takeover Bid;
whether by way of takeover bid, scheme of arrangement, trust scheme, unitholder or securityholder approved acquisition, capital reduction or buy back, sale or purchase of shares, units, securities or assets, global assignment of assets and liabilities, incorporated or unincorporated joint venture, dual-listed company and/or trust structure (or other synthetic merger), or other transaction or arrangement. For the avoidance of doubt, the Takeover Bid is not a Competing Proposal.

Confidentiality Agreement	the confidentiality agreement between Peabody Investments Corp. and ArcelorMittal S.A. dated 16 June 2011.
Control	has the meaning given in section 50AA of the Corporations Act.
Corporations Act	the Corporations Act 2001 (Cth).
Deal
1 sell, assign, transfer, declare a trust over or otherwise dispose of;
2 agree or offer to sell, assign, transfer of otherwise dispose of;
3 enter into or agree to enter into any option which, if exercised, enables or requires the person to sell, assign, transfer, declare a trust over or otherwise dispose of;
4 enter into any derivative or synthetic agreement, deed or other arrangement under which payments may be made that are referrable (in whole or part) to the trading price, or the economic value, of the relevant shares;
5 create or agree or offer to create or permit to be created any interest or encumbrance;
6 vote or agree to vote the relevant shares in favour of a Competing Proposal; or
7 agree to do any of the above.

Deed of Guarantee	the deed of guarantee dated on or about the date of this agreement to which Peabody Energy Corporation, ArcelorMittal S.A., AM BV2 and Holdco are parties.
Duty
any stamp, transaction or registration duty or similar charge imposed by any Governmental Agency and includes any interest, fine, penalty, charge or other amount imposed in respect of any of them, but excludes any Tax.

Duty Payment Date	has the meaning in clause 3.2(k)(2).
Duty Notice	has the meaning in clause 3.2(j).
Encumbrance
an interest or power:
1 reserved in or over an interest in any asset including any retention of title; or
2 created or otherwise arising in or over any interest in any asset under a bill of sale, mortgage, charge, lien, pledge, trust or power, by way of security for the payment of a debt, any other monetary obligation or the performance of any other obligation, and includes, but is not limited to, any agreement to grant or create any of the above.

Entity	has the meaning set out in section 64A of the Corporations Act.
Equity Completion Date	has the meaning in clause 3.2(m).
Exclusivity Period
the period from and including the date of this agreement until and including the date which is the later of:
1 6 months after the date of this agreement; and
2 provided that at least one of Peabody, AM and Bidco releases the Agreed Announcement to the ASX within the Announcement Window, 6 months after the date of the Offer.

FIRB	Foreign Investment Review Board.
GFC Event
is an event or series of events which has a material adverse effect on the ability of any person to obtain acquisition debt funding from reputable financial institutions on commercially reasonable terms.

Governmental Agency
any government or any governmental, semi‑governmental, statutory or judicial entity, regulatory body, agency or authority, whether in Australia, or elsewhere, including any self‑regulatory organisation established under statute or otherwise discharging substantially public or regulatory functions (including ASIC and the Takeovers Panel), and ASX or any other stock exchange.

GST	goods and services tax or similar value added tax levied or imposed in Australia under the GST Law or otherwise on a supply.
GST Act	the A New Tax System (Goods and Services Tax) Act 1999 (Cth).
GST Law	has the same meaning as in the GST Act.
Holdco Share	an ordinary share in the capital of Holdco.
Initial Stake	such number of MCC Shares that may be acquired on-market by Peabody after the date of the Offer.
Jointly Retained Party	has the meaning given in clause 11.3.
LIBOR
the British Bankers' Association Interest Settlement Rate for the relevant currency and for a period of 1 month displayed as at 11.00am (London time) on the relevant date on the LIBOR01 of the Reuters Screen.

MCC	Macarthur Coal Ltd (ABN 40 096 001 955).
MCC Share	a fully paid ordinary share in the capital of MCC.
New Peabody Shares	has the meaning in clause 5.7(b)(3).
Offer	each offer to acquire an MCC Share to be made in connection with the Takeover Bid.
Offer Period	the period that the Offer will be open for acceptance under the Takeover Bid.
Payment Business Day
a day:
1 on which banks are open for business in Brisbane (Australia), Paris (France) and St. Louis, Missouri (United States of America), other than a Saturday, Sunday or public holiday in Brisbane (Australia), Paris (France) and St. Louis, Missouri (United States of America); and
2 which is a 'business day' as defined in the official listing rules of ASX.

Peabody Duty Shares	has the meaning given to it in clause 3.2(j)(1).
Peabody Information	has the meaning in clause 5.3(a).
Peabody Group	means the group of companies comprising Peabody Energy Corporation and each of its subsidiaries.
Peabody Party	Peabody, each of its Related Bodies Corporate and its nominee (if any), including, for the avoidance of doubt, Holdco and Bidco.
Peabody Shares	any MCC Shares held by Bidco or any Related Body Corporate of Peabody as at the date of this agreement.
Peabody Subscription Shares	has the meaning given to it in clause 3.2(a).
Peabody Top-Up Shares	has the meaning given to it in clause 3.2(g)(1).
Pre-Bid Acceptance Deed	the pre-bid acceptance deed dated on or about the date of this agreement to which AM and Bidco are parties.
Purchase Price	has the meaning given to it in clause 8.5(a)(2).
Purchase Price Calculation Period	has the meaning given to it in clause 8.5(i).
Related Body Corporate	has the meaning given in section 50 of the Corporations Act.
Related Persons
in relation to an Entity means:
1 a Related Body Corporate of that Entity;
2 an Entity that Controls that Entity;
3 an adviser of that Entity or an adviser of a Related Body Corporate of that Entity; and
4 a director, officer or employee of any Entity referred to in items 1, 2 or 3 of this definition.

Relevant Interest	has the meaning given in sections 608 and 609 of the Corporations Act.
Settlement Date	has the meaning given to it in clause 8.5(i).
Shareholders' Agreement	the shareholders' deed between Holdco, AM, Peabody and others dated on or about the date of this agreement.
Subscription Notice	has the meaning given to it in clause 3.2(a).
Subscription Payment Date	has the meaning given to it in clause 3.2(c)(2).
Subsidiary	has the meaning given in section 9 of the Corporations Act.

Takeover Bid	a takeover bid to be made by Bidco for MCC Shares, as referred to in the Agreed Announcement.
Tax
any tax, levy, charge, impost, fee, deduction, goods and services tax, compulsory loan or withholding, that is assessed, levied, imposed or collected by any Governmental Agency and includes any interest, fine, penalty, charge, fee or any other amount imposed on, or in respect of any of the above but excludes Duty.

Termination Notice	has the meaning given to it in clause 8.1(b).
Third Party	a party other than Peabody or Bidco.
Top-Up Notice	has the meaning given to it in clause 3.2(g).
Top-Up Payment Date	has the meaning given to it in clause 3.2(h)(2).
Tranche A Shares	45,313,851 of the AM Shares.
Tranche B Shares	3,238,211 of the AM Shares.
Transfer Date	has the meaning given to it in clause 8.5(a).
1.3    Interpretation
In this agreement headings are inserted for convenience and do not affect the interpretation of this agreement and unless the contrary intention appears:

(a)	a reference to this agreement or another instrument includes any variation or replacement of any of them;

(b)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re‑enactments or replacements of any of them;

(c)	the singular includes the plural and vice versa;

(d)	the word 'person' includes a firm, a body corporate, an unincorporated association or an authority;

(e)	a reference to a person includes a reference to the person's executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

(f)	if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(g)	a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(h)	if an act prescribed under this agreement to be done by a party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day;

(i)	if an event must occur on a stipulated day that is not a Business Day then the stipulated day will be taken to be the next Business Day;

(j)	a reference to time is a reference to Brisbane time;

(k)	a reference to any thing (including any amount) is a reference to the whole and each part of it and a reference to a group of persons is a reference to any one or more of them;

(l)
a reference to a part, clause, party, attachment, exhibit or schedule is a reference to a part and clause of, and a party, attachment, exhibit and schedule to, this agreement and a reference to this agreement includes any attachment, exhibit and schedule;

(m)	a reference to $ or A$ is to Australian currency unless denominated otherwise;

(n)	a term defined in the Corporations Act shall have the same meaning in this agreement; and

(o)	any reference to, or which relates to, the date of this agreement (or similar) is to 29 July 2011.
1.4    Inclusive expressions
Specifying anything in this agreement after the words 'including', 'includes' or 'for example' or similar expressions does not limit what else is included unless there is express wording to the contrary.
2    The Takeover Bid

(a)
Peabody, AM and Bidco each irrevocably and unconditionally authorise each other to release the Agreed Announcement to the ASX at any time during the period commencing on the date of this agreement and ending on the date which is 20 Business Days after the date of the agreement (the Announcement Window).

(b)
If any party releases the Agreed Announcement to the ASX during the Announcement Window, each other party agrees, subject to the terms of this agreement, to abide by the terms of the Agreed Announcement and to proceed with the implementation of the Takeover Bid.

(c)
Holdco and Bidco must not, without the prior written consent of Peabody and AM, enter into any contract relating to the Offer or the financing of the Offer (including, for the avoidance of doubt, any bid implementation agreement) with MCC.

(d)	Nothing in this agreement constitutes, or is intended to constitute, a proposal to make a takeover bid at any stage before the Agreed Announcement is released (if ever) to the ASX.
3    Takeover Bid funding arrangements
3.1    Initial subscription by Peabody and AM BV2
As soon as practicable after the date of this agreement and, in any event, before the first day of the Offer Period:
(a)    AM BV2 shall:

(1)	subscribe for 2 Holdco Shares;

(2)	deliver to Holdco an application for 2 Holdco Shares duly completed and executed by AM BV2;

(3)	pay to Holdco $2 in immediately available funds, being the subscription price for 2 Holdco Shares; and

(4)	agree to be bound by the constitution of Holdco upon the issuance of the 2 Holdco Shares;
(b)    Peabody shall:

1.	subscribe for 1 Holdco Share;

2.	deliver to Holdco an application for 1 Holdco Share, duly completed and executed by Peabody; and

3.	pay to Holdco $1 in immediately available funds, being the subscription price for 1 Holdco Share;

4.	agree to be bound by the constitution of Holdco upon the issuance of the 1 Holdco Share;
(c)     subject to AM BV2 complying with its obligations under clause 3.1(a), Holdco shall:

1.	issue 2 Holdco Shares and deliver to AM BV2 a share certificate or holding statement in respect of 2 Holdco Shares; and

2.	enter AM BV2's name in Holdco's register of members as the registered holder of 2 Holdco Shares;
(d)     subject to Peabody complying with its obligations under clause 3.1(b), Holdco shall:

1.	issue 1 Holdco Share and deliver to Peabody a share certificate or holding statement in respect of 1 Holdco Share; and

2.	enter Peabody's name in Holdco's register of members as the registered holder of that 1 Holdco Share.
3.2 Further subscriptions by Peabody and AM BV2
(a)     Subject to all of the defeating conditions of the Offer being fulfilled or freed, Holdco may require:

1.	Peabody to subscribe for Holdco Shares (the Peabody Subscription Shares); and

2.	AM BV2 to subscribe for Holdco Shares (the AM Subscription Shares), by giving to Peabody and AM BV2 a subscription notice (Subscription Notice).
(b) Holdco shall only use the cash proceeds that it receives from Peabody and AM BV2 under this clause 3 for the sole purposes of:

1.	funding Bidco's acquisition of MCC Shares during the Offer Period through a combination of debt and equity;

2.
if Bidco becomes entitled to and exercises its right to compulsorily acquire any outstanding MCC Shares under Chapter 6A of the Corporations Act, funding Bidco's acquisition of MCC Shares pursuant to such compulsory acquisition; and

3.	funding Bidco's payment obligations in respect of any Duty arising in connection with Bidco's acquisition of MCC Shares, and Holdco agrees to ensure that, at all necessary times, it has given cash to Bidco, in immediately available funds, so as to ensure that Bidco has sufficient cash available to it to meet its funding obligations as referred to in paragraphs (1), (2) and (3) above. Holdco and Bidco agree that:

4.
75% of such funding shall be in the form of an interest-free loan which loan will be repayable on demand by Bidco on not less than 30 Business Days' notice in writing provided that such notice cannot be given until after the date which is 6 weeks after the end of the Offer Period (or, in either case, on such earlier date(s) as may be agreed between Holdco and Bidco); and

5.	25% of such funding shall be in the form of equity, which shall require Bidco to issue to Holdco fully paid ordinary shares in Bidco (or such other equity securities as Bidco and

Holdco may agree),
provided always that Holdco and Bidco may, with the prior written consent of the other parties, change the relevant percentage split referred to in paragraphs (4) and (5) above. Despite the foregoing, Holdco may commence charging interest on the loan referred to in paragraph (4) above (at a rate not exceeding LIBOR, unless Bidco and Holdco otherwise agree) on not less than 30 Business Day' notice to Bidco, provided that no interest may be charged until after the completion of the compulsory acquisition of all outstanding MCC Shares under Chapter 6A of the Corporations Act.
(c) Each Subscription Notice given by Holdco under clause 3.2(a) must specify:
1. the number of:

(A)	Peabody Subscription Shares that Peabody must subscribe for in accordance with the following formula:

•	in respect of the first Subscription Notice, (NB + NP) x 0.6; and

•	in respect of the second and each subsequent Subscription Notice, NB x 0.6; and

(B)	AM Subscription Shares that AM BV2 must subscribe for in accordance with the following formula:

•	in respect of the first Subscription Notice, (NB + NP) x 0.4; and

•	in respect of the second and each subsequent Subscription Notice, NB x 0.4;

2.	the date (Subscription Payment Date) on which:

a.	Peabody must pay for the Peabody Subscription Shares; and

b.	AM BV2 must pay for the AM Subscription Shares,
provided that such date shall be no earlier than the second Payment Business Day after the date on which the Subscription Notice was given and, in the case of the first Subscription Notice, such date shall be no earlier than the date on which the consideration for the AM Shares is due and payable to AM BV2 under the Offer; and

3.	the number of MCC Shares that Bidco will pay for using the proceeds that are to be received by Holdco from Peabody for the Peabody Subscription Shares and from AM BV2 for the AM Subscription Shares.
(d)     Peabody must pay to Holdco (or as directed by Holdco), on the Subscription Payment Date, in immediately available funds, an amount in respect of the Peabody Subscription Shares equal to:

1.	in respect of the first Subscription Notice, (the Initial Cash Amount x 0.6) less (the Peabody Credit x 0.4); and

2.	in respect of the second and each subsequent Subscription Notice, NB x OC x 0.6.

(e)	AM BV2 must pay to Holdco (or as directed by Holdco), on the Subscription Payment Date, in immediately available funds, an amount in respect of the AM Subscription Shares equal to:

(1)	in respect of the first Subscription Notice, (the Initial Cash Amount x 0.4) plus (the Peabody Credit x 0.4); and

(2)	in respect of the second and each subsequent Subscription Notice, NB x OC x 0.4.

(f)	For purposes of this clause 3:

(1)	Initial Cash Amount means (NB x OC);

(2)	NB is the number of MCC Shares that Bidco is proposing to pay for using the proceeds that are to be received by Holdco for those Peabody Subscription Shares and AM Subscription Shares;

(3)	NP is the number of MCC Shares held by Bidco immediately before the start of the Offer Period (or which Bidco will hold within 2 days after the first day of the Offer Period);

(4)	NT is the number of MCC Shares that Bidco has proposed to pay for under all Subscription Notices at the time a Top-Up Notice is given;

(5)	OC is the amount of the Offer consideration payable by Bidco per MCC Share at the time the relevant Subscription Notice or Top-Up Notice is given;

(6)	OCL is the amount of the Offer consideration payable by Bidco per MCC Share at the time the previous Subscription Notice or Top-Up Notice (whichever is later) is given; and

(7)	Peabody Credit means the aggregate price paid or payable by Peabody or Bidco to third parties for the New Peabody Shares, but excludes the Initial Stake.

(g)	If, after the time a Subscription Notice is given, Bidco increases the amount of the Offer consideration, Holdco shall give Peabody and AM BV2 notice of this fact (Top-Up Notice) and must require:

(1)	Peabody to subscribe for Holdco Shares (the Peabody Top-Up Shares); and

(2)	AM BV2 to subscribe for Holdco Shares (the AM Top-Up Shares).

(h)	Each Top-Up Notice given by Holdco under clause 3.2(g) must specify:

(1)	the number of:

(A)	Peabody Top-Up Shares that Peabody must subscribe for in accordance with the following formula:
[(OC - OCL) x NT]/OC x 0.6; and

(B)	AM Top-Up Shares that AM BV2 must subscribe for in accordance with the following formula:
[(OC - OCL) x NT]/OC x 0.4,
in each such case, where OC and OCL are treated as numbers rather than dollar amounts;

(2)	the date (Top-Up Payment Date) on which:

(A)	Peabody must pay for the Peabody Top-Up Shares; and

(B)	AM BV2 must pay for the AM Top-Up Shares,
provided that such date shall be no earlier than the second Payment Business Day after the date on which the Top-Up Notice was given and, in the case of the first Top-Up Notice to AM BV2, such date shall be no earlier than the date on which the consideration for the AM Shares is due and payable to AM BV2 under the Offer.

(i)	On the Top-Up Payment Date:

(1)	Peabody must pay to Holdco (or as directed by Holdco), in immediately available funds, an amount in respect of the Peabody Top-Up Shares equal to (OC - OCL) x NT x 0.6; and

(2)	AM BV2 must pay to Holdco (or as directed by Holdco), in immediately available funds, an amount in respect of the AM Top-Up Shares equal to (OC - OCL) x NT x 0.4.

(j)
If Bidco incurs any liability to pay any amount in respect of Duty in connection with the acquisition of MCC Shares (such amount being, Bidco Duty), Holdco shall give Peabody and AM BV2 notice of this fact (Duty Notice) and must require:

(1)	Peabody to subscribe for Holdco Shares (the Peabody Duty Shares); and

(2)	AM BV2 to subscribe for Holdco Shares (the AM Duty Shares).

(k)	Each Duty Notice given by Holdco under clause 3.2(j) must specify:

(1)	the number of:

(A)	Peabody Duty Shares that Peabody must subscribe for in accordance with the following formula:
(Bidco Duty/OC) x 0.6; and

(B)	AM Duty Shares that AM BV2 must subscribe for in accordance with the following formula:
(Bidco Duty/OC) x 0.4,
in each such case, where OC is treated as a number rather than a dollar amount;

(2)	the date (Duty Payment Date) on which:

(A)	Peabody must pay for the Peabody Duty Shares; and

(B)	AM BV2 must pay for the AM Duty Shares,
provided that such date shall be no earlier than the second Payment Business Day after the date on which the Duty Notice was given.

(l)	On the Duty Payment Date:

(1)	Peabody must pay to Holdco (or as directed by Holdco), in immediately available funds, an amount in respect of the Peabody Duty Shares equal to (the amount of the Bidco Duty) x 0.6; and

(2)	AM BV2 must pay to Holdco (or as directed by Holdco), in immediately available funds, an amount in respect of the AM Duty Shares equal to (the amount of the Bidco Duty) x 0.4.

(m)	The relevant Holdco Shares to be issued under this clause 3 will be issued on the later of:

(1)	the first Business Day after the end of the Offer Period; and

(2)	the Subscription Payment Date, the Top-Up Payment Date or the Duty Payment Date (as the case may be),
(each such date, an Equity Completion Date).

(n)
In performing their obligations pursuant to this clause 3, the parties will deal with each other reasonably and in good faith so as to accommodate any reasonable request from each other to modify settlement arrangements or the sequence of required steps to reduce the cost or administrative inconvenience that would otherwise arise for that party.

(o)	The parties agree that:

(1)	a Subscription Notice, a Top-Up Notice or a Duty Notice may be given to Peabody and AM BV2 under clause 3.2 during, or after the end of, the Offer Period;

(2)	even if AM BV2 gives Peabody and Holdco a Termination Notice:

(A)	Bidco will be entitled to continue to give a Subscription Notice, a Top-Up Notice and/or a Duty Notice to AM BV2 up to and including on the Settlement Date; and

(B)	AM BV2 will be required to pay to Holdco all amounts due and payable by it under any Subscription Notice, Top-Up Notice or Duty Notice given to it up to and including on the Settlement Date;

(3)	any issue or proposed issue of Holdco Shares under this clause 3 will not trigger the operation of the provisions in the Shareholders' Agreement relating to the issue of Holdco Shares;

(4)
Holdco can direct Peabody or AM BV2 to pay the subscription monies to Bidco or a third party for the sole purpose of that third party paying MCC shareholders for the acquisition by Bidco of their MCC Shares.

1. 3.3 Set-off

(a)	Holdco directs AM BV2 to pay directly to Bidco any amount due for payment by AM BV2 to Holdco under clause 3.2(e) and 3.2(i)(2).

(b)
AM BV2 and Bidco hereby agree that (unless AM BV2, Holdco and Bidco otherwise agree in writing) Bidco and AM BV2 shall set-off any amount due for payment by Bidco to AM BV2 under the terms of the Offer as a result of the acquisition of the AM Shares by Bidco against any amount due for payment by AM BV2 to Bidco as a result of the direction referred to in clause 3.3(a).

(c)	Holdco directs Peabody to pay directly to Bidco any amount due for payment by Peabody to Holdco under clause 3.2(d) and 3.2(i)(1).

(d)
Peabody and Bidco hereby agree that (unless Peabody, Holdco and Bidco otherwise agree in writing) Bidco and Peabody shall set-off any amount due for payment by Bidco to Peabody under the terms of the Offer as a result of the acquisition of the Initial Stake by Bidco against any amount due for payment by Peabody to Bidco as a result of the direction referred to in clause 3.3(c).

2.	3.4 Fractions
Any fractional entitlement to a Holdco Share under this clause 3 shall be rounded down to the nearest whole number of Holdco Shares.

3.	3.5 Constitution

(a)	On each issue of Peabody Subscription Shares, Peabody Top-Up Shares or Peabody Duty Shares, Peabody agrees to be bound by the constitution of Holdco.

(b)	On each issue of AM Subscription Shares, AM Top-Up Shares or AM Duty Shares, AM BV2 agrees to be bound by the constitution of Holdco.

4.	3.6 Rights and ranking
All Holdco Shares issued to Peabody as referred to in clause 3.1(d), all Peabody Subscription Shares, Peabody Top-Up Shares and Peabody Duty Shares issued to Peabody, all Holdco Shares issued to AM BV2 as referred to in clause 3.1(c), all AM Subscription Shares, AM Top-Up Shares and AM Duty Shares issued to AM BV2 shall:

(a)	be issued as fully paid;

(b)	be issued free of all Encumbrances; and

(c)	rank equally in all respects with the other fully paid ordinary shares on issue in the capital of the

Holdco as at the date of issue.

5.	3.7 Holdco's obligations
On the relevant Equity Completion Date, Holdco must:

(a)	issue the relevant Peabody Subscription Shares, Peabody Top-Up Shares or Peabody Duty Shares to Peabody;

(b)	issue the relevant AM Subscription Shares. AM Top-Up Shares or AM Duty Shares to AM BV2;

(c)	issue to Peabody share certificates or holding statements in respect of the relevant Peabody Subscription Shares, Peabody Top-Up Shares or Peabody Duty Shares;

(d)	issue to AM BV2 share certificates or holding statements in respect of the relevant AM Subscription Shares, AM Top-Up Shares or AM Duty Shares;

(e)	enter Peabody's name in Holdco's register of members as the registered holder of the relevant Peabody Subscription Shares, Peabody Top-Up Shares or Peabody Duty Shares; and

(f)	enter AM BV2's name in Holdco's register of members as the registered holder of the relevant AM Subscription Shares, AM Top-Up Shares or AM Duty Shares.

1	4. Conduct of the Offer

1.	4.1 Substantial holder notifications
The parties will co-operate with each other to make the disclosures required by, and within the time limits prescribed by, Part 6C.1 of the Corporations Act.

2.	4.2 Conduct of the Offer

(a)	The parties will work together to implement the Offer and to formulate the negotiation strategy regarding the Offer.

(b)	Bidco and Holdco will ensure representatives of Peabody and AM will have the opportunity to:

(1)	participate in material meetings with MCC and MCC's major shareholders; and

(2)	access any due diligence information provided by MCC,
in each case, subject to appropriate confidentiality arrangements being in place.

(c)	Each party will provide regular updates to the other parties on any material developments in relation to:

(1)	any discussions and negotiations with MCC and MCC's major shareholders; and

(2)	the progress of the Offer generally.

(d)
Except to the extent otherwise provided for, or otherwise contemplated in, this agreement, the parties will be jointly responsible for the conduct of the Takeover Bid and for making all material decisions in relation to the Offer.

3.	4.3 Reserved decisions in respect of the Offer

(a)	Bidco must not, without the prior written consent of Peabody and AM:

(1)
free the Offer from the minimum acceptance condition to the Offer referred to in the Agreed Announcement (including by making a statement that the minimum acceptance condition will be freed if Bidco achieves a different percentage Relevant Interest by a particular date), unless and until the aggregate of the MCC Shares:

(A)	in which Bidco has a Relevant Interest; and

(B)	for which the acceptance collection agent under any institutional acceptance facility relating to the Offer has received acceptance instructions in respect of the Offer, represents at least 50.01% of the MCC Shares (on a fully diluted basis). For the avoidance of doubt, for the purposes of the foregoing, Bidco shall be treated as having a Relevant Interest in the Tranche A Shares and the Tranche B Shares;

(2)
free the Offer from the material adverse change condition to the Offer referred to in the Agreed Announcement if that condition has been breached or it is reasonably foreseeable that the condition will be breached before the time when Bidco proposes to free the Offer from all conditions;

(3)
free the Offer from the 'prescribed occurrence' condition to the Offer referred to in the Agreed Announcement if that condition has been breached or it is reasonably foreseeable that the condition will be breached before the time when Bidco proposes to free the Offer from all conditions;

(4)	free the Offer from the FIRB condition referred to in the Agreed Announcement;

(5)	free the Offer from the other regulatory approvals condition referred to in the Agreed

Announcement;

(6)
consent to any variation of, or waive any right of Bidco (other than a right to waive bid conditions) under, any contract relating to the Offer (including, for the avoidance of doubt, any bid implementation agreement) between Bidco and MCC; or

(7)	extend the Offer Period so that the Offer Period is greater than 6 months.

(b)
However, nothing in clause 4.3(a) limits the ability of Bidco to vary the Offer by extending the Offer Period up to an aggregate duration of 6 months (without limiting clause 4.3(a)(7)) or to free the Offer of the defeating conditions referred to in clauses 4.3(a)(1), 4.3(a)(2), 4.3(a)(3), 4.3(a)(4) and 4.3(a)(5) unless expressly limited by those clauses. All other Offer variations or Offer condition waivers require the prior written consent of Peabody and AM, who agree to consider a request for consent in good faith and neither of them shall withhold consent for an ulterior purpose, including if one of their purposes or intentions for doing so is to frustrate or delay the Takeover Bid. If Bidco requests approval for a matter listed in clause 4.3(a), Peabody and AM must each use its best endeavours to respond to the request as soon as reasonably practicable and in any event within 2 Business Days after the date on which the relevant request is received or otherwise within any reasonable timeframe set by Bidco.

(c)	For the purposes of this clause 4.3:

(1)	Peabody agrees that Richard A. Navarre shall be authorised to bind Peabody; and

(2)	AM agrees that Carole Whittall shall be authorised to bind AM, in relation to any request from Bidco referred to in clause 4.3(b).

4.	4.4 Public announcements

(a)	Bidco will prepare all public announcements relating to the Offer, except for the Agreed Announcement.

(b)	Except to the extent required by law or the rules of any relevant stock exchange, Bidco shall not make any public announcements relating to the Offer, except for:

(1)	the Agreed Announcement; and

(2)
any procedural announcements relating to notifications required under the Corporations Act, including notifications under section 630, section 633 (without prejudice to clause 5.1(b)), section 643 (without prejudice to clause 5.6), section 650D (without prejudice to clause 4.3(a)), section 650F (without prejudice to clause 4.3(a)), section 652B and Chapter 6A (each a Procedural Announcement), without the prior written consent of Peabody and AM. If Bidco proposes to make any public announcement relating to the Offer because it is required to do so by law or the rules of any relevant stock exchange (except for the Agreed Announcement or a Procedural Announcement), it shall provide Peabody and AM with a reasonable opportunity to review and comment on any such announcement, having regard to the urgency of its release, and give reasonable consideration to any comments made by Peabody and AM on any such announcement.

(c)
Except to the extent required by law or the rules of any relevant stock exchange, Peabody shall not, and Peabody shall procure that none of its Related Bodies Corporate shall, make any public announcements relating to the Offer (except for the Agreed Announcement or a Procedural Announcement) without the prior written consent of AM and Bidco. If Peabody or a Related Body Corporate of Peabody proposes to make any public announcement relating to the Offer because it is required to do so by law or the rules of any relevant stock exchange, Peabody shall provide Bidco and AM with a reasonable opportunity to review and comment on any such announcement, having regard to the urgency of its release, and give reasonable consideration to any comments made by AM and Bidco on any such announcement.

(d)
Except to the extent required by law or the rules of any relevant stock exchange, AM shall not, and AM shall procure that none of its Related Bodies Corporate shall, make any public announcements relating to the Offer (except for the Agreed Announcement) without the prior written consent of Peabody and Bidco. If AM or a Related Body Corporate of AM proposes to make any public announcement relating to the Offer because it is required to do so by law or the rules of any relevant stock exchange, AM shall provide Bidco and Peabody with a reasonable opportunity to review and comment on any such announcement, having regard to the urgency of its release, and give reasonable consideration to any comments made by Peabody and Bidco on any such announcement.

5.	4.5 Dealings with Governmental Agencies

(a)	(FIRB) Bidco will, as soon as reasonably practicable after the date of this agreement (if it has not already done so before the date of this agreement), file an application with FIRB:

(1)	on behalf of itself, the Peabody group of companies and the AM group of companies seeking to fulfil the FIRB condition to the Offer referred to in the Agreed Announcement; and

(2)	on behalf of itself and the Peabody Group seeking to fulfil the FIRB condition referred to in the Pre-Bid Acceptance Deed.
Peabody, AM and Holdco agree to co-operate with, and provide all reasonable assistance and information to, Bidco to enable Bidco to complete and file that application.

(b)	(Other consents and approvals) Each party:

(1)	will use its reasonable endeavours to obtain any other consents or approvals required from any Governmental Agencies in connection with this agreement or the Takeover Bid;

(2)	will provide all reasonable assistance to the other parties (as required) in connection with obtaining any such consents or approvals;

(3)
will not, and will ensure its Related Bodies Corporate and Associates do not, do anything intended to prevent or delay, or that would be reasonably likely to have the effect of preventing or delaying, any such consents or approvals being given to any party; and

(4)
will consult with each other party in good faith as to any applications or submissions to be made to Governmental Agencies and give reasonable consideration to all comments made on those applications or submissions.

(c)	(No undertakings) Nothing in this clause 4.5 requires any party to give any undertakings to any Governmental Agency.

6.	4.6 Compulsory acquisition

(a)	If Bidco acquires the right to compulsorily acquire any outstanding MCC Shares under Chapter 6A of the Corporations Act, Bidco must exercise that right.

(b)	Bidco must keep Peabody and AM reasonably informed of the progress of, and all material actions and developments in relation to, the compulsory acquisition process.

2	5 Bidder's Statement

1.	5.1Preparation

(a)	As required by the Corporations Act, Bidco must prepare, lodge and serve the Bidder's Statement.

(b)	Bidco will:

(1)	prepare the Bidder's Statement in consultation with Peabody and AM;

(2)	provide Peabody and AM with a reasonable opportunity to review and comment on drafts of the Bidder's Statement; and

(3)	give reasonable consideration to all comments made by Peabody and AM on drafts of the Bidder's Statement.

2.	5.2 Compliance
Each party must take all reasonable steps to ensure that the Bidder's Statement is not misleading or deceptive in any material respect (whether by omission or otherwise) and complies with the requirements of all applicable laws and regulations including:

(a)	the Corporations Act;

(b)	the ASX Listing Rules;

(c)	ASIC Regulatory Guides; and

(d)	Takeovers Panel Guidance Notes.

3.	5.3 Peabody Information

(a)
Peabody must provide to Bidco all information relating to Peabody and its Related Bodies Corporate which is required to be included in the Bidder's Statement (Peabody Information), including a description of itself, its arrangements for satisfying its funding obligations under clause 3 of this agreement and its intentions in relation to MCC.

(b)
Bidco must not lodge the Bidder's Statement with ASIC unless and until Bidco receives from Peabody a duly completed and signed consent to be named in the Bidder's Statement in accordance with section 636(3) of the Corporations Act in connection with:

(1)	the Peabody Information; and

(2)	Bidco's intentions with respect to MCC (noting that Peabody, AM and Bidco will jointly agree the intentions to be set out in the Bidder's Statement).
Peabody shall not unreasonably withhold or delay the giving of such consent.

4.	5.4 AM Information

(a)
AM must provide to Bidco all information relating to AM and its Related Bodies Corporate which is required to be included in the Bidder's Statement (AM Information), including a description of itself, the arrangements for satisfying the funding obligations of AM BV2 under clause 3 of this agreement and its intentions in relation to MCC.

(b)
Bidco must not lodge the Bidder's Statement with ASIC unless and until Bidco receives from AM a duly completed and signed consent to be named in the Bidder's Statement in accordance with section 636(3) of the Corporations Act in connection with:

(1)	the AM Information; and

(2)	Bidco's intentions with respect to MCC (noting that Peabody, AM and Bidco will jointly agree the intentions to be set out in the Bidder's Statement).
AM shall not unreasonably withhold or delay the giving of such consent.

5.	5.5 Statements in the Bidder's Statement

(a)
Peabody acknowledges that the Bidder's Statement will include a statement to the effect that Peabody takes responsibility for the Peabody Information and that neither Holdco, Bidco, AM nor any member of the AM Group is responsible for the Peabody Information contained in the Bidder's Statement.

(b)
To the extent permitted by law, Peabody indemnifies Holdco, Bidco and AM from and against any and all claims, actions, damages, losses, liabilities, costs, expenses or payments of whatever nature and however arising, which Holdco, AM or Bidco may suffer or incur by reason of or in relation to the Peabody Information contained in the Bidder's Statement.

(c)
AM acknowledges that the Bidder's Statement will include a statement to the effect that AM takes responsibility for the AM Information and that neither Holdco, Bidco, Peabody nor any member of the Peabody Group is responsible for the AM Information contained in the Bidder's Statement.

(d)
To the extent permitted by law, AM indemnifies Holdco, Bidco and Peabody from and against any and all claims, actions, damages, losses, liabilities, costs, expenses or payments of whatever nature and however arising, which Holdco, Peabody or Bidco may suffer or incur by reason of or in relation to the AM Information contained in the Bidder's Statement.

6.	5.6 Updating information

(a)
AM and Peabody must each take all reasonable steps to ensure that the Bidder's Statement be updated by all such further or new information which may arise after the Bidder's Statement has been issued which is necessary to ensure that it is not misleading or deceptive in any material respect (whether by omission or otherwise), including by providing details of such information to Bidco as soon as possible.

(b)
Bidco must provide Peabody and AM with a reasonable opportunity to review and comment on drafts of any supplementary bidder's statement and must give reasonable consideration to all comments made by Peabody and AM on drafts of any supplementary bidder's statement.

7.	5.7 Standstill

(a)	Subject to clause 5.7(b), Peabody and AM must not, and must ensure that their respective Related Bodies Corporate and Associates (other than Holdco and Bidco) (alone or with others) do not:

(1)	acquire a Relevant Interest in any MCC Shares;

(2)	provide, or agree to provide, any consideration for MCC Shares under any purchase or agreement;

(3)
enter into any derivative or synthetic agreement, deed or other arrangement under which payments may be made that are referable (in whole or part) to the trading price, or the economic value, of MCC Shares; or

(4)	aid, abet, counsel, assist, facilitate or induce any other person in doing, or publicly announce that it will do, any of the things mentioned in this clause 5.7(a).

(b)	Nothing in clause 5.7(a) prevents:

(1)	any party (or any of their respective Related Bodies Corporate or Associates) from taking any steps to implement the Offer;

(2)	any party (or any of their respective Related Bodies Corporate or Associates) acquiring a Relevant Interest in MCC Shares as a result of:

(A)	acceptances of the Offer;

(B)	the terms of this agreement; or

(C)	the terms of the Pre-Bid Acceptance Deed; or

(3)
Bidco or Peabody (or any of their respective Related Bodies Corporate) acquiring a Relevant Interest in MCC Shares, for consideration per MCC Share which does not exceed the consideration per MCC Share set out in the Agreed Announcement, prior to the commencement of the Offer Period (including by way of on-market acquisitions, option agreements or pre-bid acceptance agreements) (any such shares, the New Peabody Shares), provided that, pursuant to the terms of the acquisition, Bidco is entitled (whether or not subject to the fulfilment of any conditions) to become registered as the sole legal and full beneficial owner of the relevant MCC Shares on or before the date the first Subscription Notice is given under clause 3.2(a).

(c)	Despite any other provision in this agreement, AM consents to the acquisition by Peabody of the Initial Stake, provided that:

(1)	Peabody does not pay more than $16.00 for any of the MCC Shares that comprise the Initial Stake;

(2)	Peabody and Bidco enter into the Acceptance Deed; and

(3)
the number of MCC Shares that comprise the Initial Stake, when aggregated with the other MCC Shares that Bidco has a Relevant Interest in at the time the Initial Stake is acquired, is less than 20% of the total number of MCC Shares then on issue.

3	6 Exclusivity arrangements

1.	6.1 Prohibition

(a)	During the Exclusivity Period, the parties must not, and must ensure that none of their respective Related Persons, directly or indirectly:

(1)
(no shop) solicit, invite, encourage or initiate (including by the provision of non-public information) any inquiry, expression of interest, offer, proposal or discussion by any person in relation to, or which would reasonably be expected to encourage or lead to the making of, an actual, proposed or potential Competing Proposal or communicate to any person an intention to do anything referred to in this clause 6.1(a)(1); or

(2)	(no talk)

(A)
participate in or continue any negotiations or discussions with respect to any inquiry, expression of interest, offer, proposal or discussion by any person to make or which would reasonably be expected to encourage or lead to the making of an actual, proposed or potential Competing Proposal or participate in or continue any negotiations or discussions with respect to any actual, proposed or potential Competing Proposal;

(B)	negotiate, accept or enter into, or offer or agree to negotiate, accept or enter into, any agreement, arrangement or understanding regarding an actual, proposed or potential Competing Proposal;

(C)
disclose any non-public information about the business or affairs of MCC or any Subsidiary of MCC to a Third Party (other than a Governmental Agency) with a view to obtaining or which would reasonably be expected to encourage or lead to receipt of an actual, proposed or potential Competing Proposal; or

(D)	communicate to any person an intention to do anything referred to in this clause 6.1(a)(2).

(b)	(No participation in consortiums etc) Without limiting clause 6.1(a), during the Exclusivity Period:

(1)
the parties must not, and must ensure that none of their respective Related Bodies Corporate (alone or with others), directly or indirectly, participate in a consortium, joint bidding structure or other structure which is similar to the structure contemplated by this agreement in connection with an actual, proposed or potential Competing Proposal or agree to do anything in the foregoing;

(2)	AM must not, and must ensure that none of its Related Bodies Corporate (alone or with others), Deal or agree to Deal in any of the AM Shares, other than:

(A)	if the result of the Dealing is merely that AM BV2 holds the AM Shares in which case AM must ensure that AM BV2 does not Deal in any of the AM Shares;

(B)	entering into the Pre-Bid Acceptance Deed; and

(C)	AM BV2 accepting the Offer; and

(3)	AM will vote the AM Shares against, or will ensure that the AM Shares are voted against, any Competing Proposal.

(c)
(FIRB) Despite any other provision of this agreement, clause 6.1(b) is of no force or effect in relation to the Tranche B Shares only (and not, for the avoidance of doubt, in relation to the Tranche A Shares) unless and until one of the following matters has occurred:

(1)
Holdco or Bidco has received a written notice under the Foreign Acquisitions and Takeovers Act 1975 (Cth) (FATA), by or on behalf of the Treasurer of the Commonwealth of Australia stating that the Commonwealth Government does not object to the transactions contemplated by the Pre-Bid Acceptance Deed, either unconditionally or on terms that are acceptable to Holdco;

(2)	the Treasurer of the Commonwealth of Australia becomes precluded from making an order in relation to the transactions contemplated by the Pre-Bid Acceptance Deed under the FATA; or

(3)
if an interim order is made under the FATA in respect of the transactions contemplated by the Pre-Bid Acceptance Deed, the subsequent period for making a final order prohibiting the transactions contemplated by it elapses without a final order being made.

(d)	For the avoidance of doubt, it is agreed that AM BV2 is, and shall be treated in this agreement as, a Related Body Corporate of AM.

2.	6.2 Cease existing discussions
During the Exclusivity Period, the parties will cease and will not recommence any discussions or negotiations existing before the entry into this agreement relating to any actual, proposed or potential Competing Proposal.

3.	6.3 Notification of approaches

(a)	During the Exclusivity Period, each party must as soon as possible notify the other parties in writing if it, or any of its Related Persons, becomes aware of any direct or indirect:

(1)
approach or attempt to initiate any negotiations or discussions, or intention to make such an approach or attempt to initiate any negotiations or discussions, in respect of any expression of interest, offer, proposal or discussion in relation to an actual Competing Proposal or a proposed or potential Competing Proposal; or

(2)	proposal made to it or any of its Related Persons, in connection with, or in respect of any exploration or completion of, an actual Competing Proposal or a proposed or potential Competing Proposal.

(b)	A notification given under clause 6.3(a) must include details of:

(1)
the identity of the relevant person making or proposing the relevant actual, proposed or potential Competing Proposal and the nature and circumstances of the relevant approach or attempt (including details of what was said and by whom);

(2)	all material terms and conditions of the actual, proposed or potential Competing Proposal;

(3)	the type of Competing Proposal involved; and

(4)
the form and aggregate amount of consideration proposed to be offered (including in the case of any securities that will form all or part of the consideration, whether the securities are proposed to be listed on any stock exchange).

(c)
Except as required by law or the rules of any relevant stock exchange, AM must not make, and must ensure that none of its Related Bodies Corporate make, any announcements in relation to an actual, proposed or potential Competing Proposal without the prior written consent of Peabody and Bidco. If AM or any Related Body Corporate proposes to make any public announcement relating to an actual, proposed or potential Competing Proposal because it is required to do so by law or the rules of any relevant stock exchange, it shall provide Bidco and Peabody with a reasonable opportunity to review and comment on any such announcement, having regard to the urgency of its release, and give reasonable consideration to any comments made by Peabody and Bidco on any such announcement.

4	7 Director arrangements

1.	7.1 Notifications
At least 5 Business Days before the last day of the Offer Period, AM must notify Holdco and Bidco of the names of up to 2 persons it wishes to be appointed as directors of Holdco and Bidco from the first day after the end of the

Offer Period and deliver to Holdco and Bidco a consent to act and notification of interests signed by each such person.

2.	7.2 Board resolution
Holdco and Bidco must ensure that a meeting of:

(a)	the directors of Bidco is convened and the appointment of each person notified under clause 7.1 as a director of Bidco is approved; and

(b)	the directors of Holdco is convened and the appointment of each person notified under clause 7.1 as a director of Holdco is approved, provided that a consent to act and notification of interests signed by each such person has been delivered to Holdco and Bidco.

3.	7.3 Holdco constitution
Peabody must procure that, on the first day after the end of the Offer Period, Holdco's constitution is the Agreed Constitution.

4.	7.4 Observer rights

(a)	Subject to clause 7.4(d), from the date of this agreement until the end of the Offer Period, AM and Peabody shall each have the right to have an observer present at Holdco and Bidco board meetings.

(b)	AM and Peabody shall notify each other party in writing of any person that it wishes to have appointed as its observer during the period referred to in clause 7.4(a).

(c)	Holdco and Bidco shall ensure that any observer nominated by either AM or Peabody shall have reasonable notice of any Holdco or Bidco board meetings.

(d)	Any observer nominated by either AM or Peabody shall not be entitled to:

(1)
be present at any board meeting, or during part of any board meeting, if that person would not have been entitled to be so present if that person was a Holdco or Bidco director, including on the grounds of a conflict of interest; or

(2)	receive any information if to do so would or would reasonably be likely to result in the waiver of legal professional privilege.

5	8 Termination

1.	8.1 Termination
Subject to clause 8.2, this agreement will terminate automatically and with immediate effect if:

(a)	no party releases (or causes the release of) the Agreed Announcement to ASX during the Announcement Window;

(b)
AM or AM BV2 tenders the AM Shares into the Offer and AM advises Peabody and Holdco by written notice given to Peabody and Holdco before the expiration of the Offer Period that AM wishes to terminate this agreement (Termination Notice);

(c)	not all of the defeating conditions to the Offer have either been freed or fulfilled by the end of the Offer Period; or

(d)	Bidco is entitled to withdraw unaccepted Offers under the Takeover Bid and withdraws those unaccepted Offers in accordance with section 652A of the Corporations Act.

2.	8.2 Effect of termination
If this agreement is terminated under this clause 8 then:

(a)	each party is released from its obligations to further perform its obligations under this agreement, except those expressed to survive termination;

(b)	each party retains the rights it has against the others in respect of any breach of this agreement occurring before termination; and

(c)
the rights and obligations of each party under each of the following clauses and schedules will continue independently from the other obligations of the parties and survive termination of this agreement:

(1)	clause 1 (Definitions, interpretation and agreement components);

(2)	if this agreement is terminated under clause 8.1(b), clause 3 (Takeover Bid funding arrangements);

(3)
clause 6 (Exclusivity arrangements), provided that, if this agreement is terminated by AM pursuant to clause 8.1(b), Peabody, Holdco, Bidco and their respective Related Persons shall cease to be bound by clause 6;

(4)	clause 8 (Termination);

(5)
if this agreement is terminated under clause 8.1(b), clause 9.1 (Mutual warranties) but only to the extent that the warranties in clause 9.1 are given by AM and AM BV2 and clause 9.2 (Warranties by AM);

(6)	clause 10 (Confidentiality);

(7)	clause 11 (Duties, costs and expenses), except for clause 11.4 if this agreement is terminated by AM pursuant to clause 8.1(b);

(8)	clause 12 (GST);

(9)	clause 13 (General); and

(10)	Schedule 2 (Transfer Steps).

3.	8.3 Duties imposed as a result of termination

(a)
AM agrees to pay Peabody an amount equal to 50% of any Duties in any jurisdiction that may be suffered or incurred by a Peabody Party directly or indirectly as a result of or in connection with the termination of this agreement under clause 8.1 and the transactions and matters contemplated by clause 8.4 and 8.5. Such payment shall be made within 5 Payment Business Days of Peabody providing AM with evidence of such Duty becoming payable or having been paid. Peabody holds the benefit of this clause on trust for the benefit of each Peabody Party.

(b)
Peabody agrees to pay AM an amount equal to 50% of any Duties in any jurisdiction that may be suffered or incurred by an AM Party directly or indirectly as a result of or in connection with the termination of this agreement under clause 8.1 and the transactions and matters contemplated by clause 8.4 and 8.5. Such payment shall be made within 5 Payment Business Days of AM providing Peabody with evidence of such Duty becoming payable or having been paid. AM holds the benefit of this clause on trust for the benefit of each AM Party.

4.	8.4 Automatic termination

(a)
If this agreement is terminated under clause 8.1(a), 8.1(c) or 8.1(d), at 11.00am on the day that is 2 Payment Business Days after the date of termination at the Sydney offices of Freehills or at such other time or place agreed in writing by AM BV2, Peabody and Holdco (the Automatic Termination Completion Date):

(1)
AM BV2 must sell to Peabody (or its nominee), and Peabody must purchase (or must procure that its nominee shall purchase), the Holdco Shares issued to AM BV2 referred to in clause 3.1 clear and free of all Encumbrances and other third party rights or interests of any nature (whether legal or otherwise);

(2)
AM BV2 must deliver to Peabody (or its nominee) the share certificates or holding statements, and executed transfers in favour of Peabody (or its nominee), for the Holdco Shares issued to AM BV2 referred to in clause 3.1; and

(3)
subject to AM BV2 complying with its obligations under clause 8.4(a)(2), Peabody must pay (or must procure that its nominee shall pay) $2 to AM BV2 (or as directed by AM BV2) in immediately available funds, being the purchase price for the Holdco Shares issued to AM BV2 as referred to in clause 3.1.

(b)
If this agreement is terminated under clause 8.1(a), 8.1(c) or 8.1(d), AM BV2 will be deemed to have represented and warranted in favour of Peabody on the Automatic Termination Completion Date that it transfers to Peabody (or its nominee) legal and beneficial title to the Holdco Shares issued to AM BV2 referred to in clause 3.1, free of any Encumbrances or third party rights or interests of any nature (whether legal or otherwise) and with all rights, including dividend rights, attached or accruing to them on and from the date of this agreement. AM BV2 gives no other express or implied warranties other than set out in this clause 8.4(b). All warranties implied by statute, general law or custom are excluded except to the extent that exclusion is prohibited by law.

5.	8.5 Termination by AM

(a)
If AM causes this agreement to be terminated under clause 8.1(b), at 11.00am on the third Payment Business Day after the Settlement Date or on an earlier date nominated in writing by Peabody to AM (Transfer Date), at the Sydney offices of Freehills or at such other time or place agreed in writing by AM and Peabody:

(1)
AM must sell to Peabody, and Peabody must purchase for the Purchase Price, the AM BV2 Shares clear and free clear of all Encumbrances and other third party interests of any nature (whether legal or otherwise);

(2)	subject to AM complying with its obligations in Schedule 2, Peabody must pay to AM as the Purchase Price for the AM BV2 Shares, in immediately available funds, an amount equal to the sum of:

(A)
the aggregate of all amounts received by Holdco from AM BV2 from the date of this agreement until the end of the Purchase Price Calculation Period pursuant to AM BV2's obligations under clause 3.2 (Funding Amounts);

(B)	an amount equal to all interest paid or payable by AM on the Funding Amounts in respect of the Purchase Price Calculation Period; and

(C)
any utilisation fee paid or payable by AM in respect of the Funding Amounts, but excluding, for the avoidance of doubt, all arrangement and facility fees and other costs and expenses paid or payable by AM in respect of the Funding Amounts,

(the Purchase Price).

(b)	AM must sell the AM BV2 Shares to Peabody together with all rights:

(1)	attached to them as at the date of this agreement; and

(2)	that accrue between the date of this agreement and the Transfer Date.

(c)	On or before the Transfer Date, AM and Peabody must carry out the steps referable to each of them in Schedule 2.

(d)	Title to and risk in the AM BV2 Shares will pass to Peabody on the Transfer Date when AM and Peabody have performed the obligations under Schedule 2.

(e)
If AM causes this agreement to be terminated under clause 8.1(b), AM BV2 irrevocably directs Bidco to pay to AM (or as AM directs), in immediately available funds, all amounts payable to AM BV2 under the Offer.

(f)
Peabody may direct AM to transfer the AM BV2 Shares to an entity it nominates in writing at least 3 Business Days before the Transfer Date. In that event, references to 'Peabody' in this clause 8.5 shall be deemed to be references to the entity so nominated (except for the references contained in clauses 8.5(a)(2) and 8.5(g)).

(g)
If AM causes this agreement to be terminated under clause 8.1(b), AM shall promptly indemnify Peabody (and each of its Related Bodies Corporate and Peabody's nominee (if any)), Bidco, Holdco and AM BV2 from and against:

(1)
(Prior Duties) except as provided for in clause 8.3, any and all Duties in any jurisdiction imposed on AM BV2, or in respect of which AM BV2 became liable, in any such case on or before the Transfer Date, or which otherwise directly or indirectly relate to matters, events or circumstances that occurred or arose on or before the Transfer Date, including any and all Duties arising as a direct or indirect result of the transfer of the AM Shares from AM to AM BV2. For the avoidance of doubt, AM will not be liable under this paragraph (1) for any Duties in any jurisdiction which result from or are connected with the termination of this agreement under clause 8.1 and the transactions and matters contemplated by this clause 8.5;

(2)
(Taxes relating to the period before termination) any and all Taxes in any jurisdiction imposed on AM BV2, or in respect of which AM BV2 became liable, in any such case on or before the Transfer Date, or which otherwise directly or indirectly relate to matters, events or circumstances that occurred or arose on or before the Transfer Date, including any and all Taxes arising as a direct or indirect result of (i) the transfer of the AM Shares from AM to AM BV2 or (ii) the transfer of the AM Shares to Bidco as a result of an acceptance of the Offer; and

(3)
(Other losses) any and all claims, actions, damages, losses, liabilities, costs, expenses or payments of whatever nature and however arising and in whichever jurisdiction, which Peabody or a Related Body Corporate or Peabody's nominee (if any) may suffer or incur as a direct or indirect result of any of the representations and warranties in clause 9.1 and 9.2 being untrue.

Peabody holds the benefit of this clause on trust for the benefit of each of its Related Bodies Corporate and its nominee (if any).

(h)
Following the payment of the Purchase Price, Peabody shall have no further liability to AM in connection with the termination of this agreement under clause 8.1(b), except to the extent provided for in clause 9.2(a).

(i)	For the purposes of this agreement:

(1)	Settlement Date means the later of:

(A)	the date which is 90 days after the date on which the Termination Notice is given to Peabody and Holdco; or

(B)
if on or after the date on which the Termination Notice is given to Peabody and Holdco but before the date referred to in clause 8.5(i)(1)(A), a GFC Event occurs, the date which is 120 days after the date on which the Termination Notice is given to Peabody and Holdco; and

(2)	Purchase Price Calculation Period means the period commencing on the date on which the Termination Notice is given to Peabody and Holdco and ending on the earlier of:

(A)	the Settlement Date; and

(B)	the date which is 3 Payment Business Days before any earlier date nominated by Peabody pursuant to the introductory paragraph of this clause 8.5(a).

(j)
AM agrees to procure that from the time this agreement is entered into until the later of the end of the Offer Period or, AM causes this agreement to be terminated under clause 8.1(b), the Transfer Date (each inclusive):

(1)	AM BV2 does not commence trading or have any function or operations other than the holding of Holdco Shares;

(2)
AM BV2 does not acquire any assets (excluding cash), except for the Holdco Shares issued or to be issued to it under the terms of this agreement or incur any liabilities or engage the services of any employees; and

(3)	AM BV2 does not enter into any agreement, arrangement or understanding, except for this agreement and the Shareholders' Deed.

6	9 Warranties

1.	9.1 Mutual warranties
Each party represents and warrants to each other party as at the date of this agreement and on each day until the end of the Offer Period (each inclusive) that:

(a)	(validly existing) it is a validly existing corporation registered under the laws of its place of incorporation;

(b)	(authority) the execution and delivery of this agreement has been properly authorised by all necessary corporate action by it;

(c)
(power) it has full corporate power and lawful authority to execute, deliver and perform this agreement and to consummate and perform or cause to be performed its obligations under this agreement in accordance with its terms;

(d)	(binding obligations) subject to laws generally affecting creditors' rights and the principles of equity, this agreement constitutes legal, valid and binding obligations on it; and

(e)
(no default) this agreement does not conflict with or result in the breach of or a default under any provision of its constitution or any writ, order or injunction, judgment, law, rule or regulation to which it is party or subject or by which it is bound.

2.	9.2 Warranties by AM
AM represents and warrants in favour of Peabody, Holdco and Bidco as at the date of this agreement and on each day until the end of the Offer Period or, if a Termination Notice has been given, until the Transfer Date (in each case, each inclusive) that:

(a)
(ownership) it is the legal and full beneficial owner of the AM Shares (subject to the proposed transfer of its AM Shares to AM BV2, the terms of this agreement and the Offer after AM BV2 accepts the Offer) and neither it, nor any Related Body Corporate nor any Associate (other than a party to this agreement) has a Relevant Interest in any other MCC Shares;

(b)	(Encumbrances) except for AM BV2's Relevant Interest in the AM Shares, the AM Shares are:

(1)	free of all Encumbrances and other third party rights or interests of any nature (whether legal or otherwise) (subject to the terms of the Offer after it accepts the Offer);

(2)	free from restrictions on transfer of any nature (whether legal or otherwise); and

(3)	fully paid and no money is owing to MCC in respect of the AM Shares;

(c)
(compliance with laws) other than as contemplated under this agreement or by any of the conditions in the Agreed Announcement, no approvals are required to be obtained by AM or any of its Related Bodies Corporate under any law, rule or regulation to perform and observe its obligations under this agreement;

(d)	(MCC Shares) as at the date of this agreement, neither it nor any of its Related Bodies Corporate nor any of its Associates (other than a party to this agreement):

(1)
has a Relevant Interest in any MCC Shares (other than the AM Shares) and that the AM Shares are the only MCC Shares in which it and its Related Bodies Corporate and its Associates (other than a party to this agreement) have a Relevant Interest;

(2)
is a party to any derivative or synthetic agreement, deed or other arrangement under which payments may be made that are referable (in whole or part) to the trading price, or the economic value, of MCC Shares; or

(3)	has provided, or agreed to provide, any consideration for MCC Shares under any purchase or agreement during the 4 month period ending on the date of this agreement;

(e)
(provision of information) subject to any obligations of confidence or other restrictions imposed by contract, law, regulation or order of any Governmental Agency, AM has not, so far as AM's members of the AM deal team are aware, before the entry into this agreement, deliberately withheld from Peabody, Holdco or Bidco any information relating to MCC that would reasonably be expected to materially affect the decision of Peabody, Holdco or Bidco to invest in MCC, other than information that is the subject of legal professional privilege and other than information the disclosure of which would prejudice AM's legitimate commercial business interests (including board papers and subjective internal assessments of value) and which no reasonable commercial business person would expect AM to disclose to Peabody;

(f)	(existing shares)

(1)	AM is the legal and beneficial owner of the AM BV2 Shares;

(2)	the AM BV2 Shares comprise all of the equity interests in AM BV2, have been validly issued, are fully paid and no money is owing in respect of them;

(3)
other than the terms of the AM BV2 Shares, no agreement, arrangement, or understanding has been entered into or made to issue further equity interests in AM BV2 and no instruments or other rights exist which may convert into, or result in the issuance of, any equity interests in AM BV2;

(4)	only Peabody is entitled to acquire any equity interest in AM BV2, and such entitlement is on the terms and conditions of this agreement;

(5)	AM owns all the equity interests in the capital of AM BV2, and no one other than Peabody will have a right to acquire any shares in the capital of AM BV2; and

(6)
on the Transfer Date, Peabody will acquire the full legal and beneficial ownership of the AM BV2 Shares free and clear of all Encumbrances and other third party interests of any nature (whether legal or otherwise), subject to registration of Peabody in the register of members of AM BV2;

(g)	(no trading) AM BV2 had not commenced trading and has, and has had, no function or operations other than the holding of Holdco Shares;

(h)
(assets and liabilities) AM BV2 has no assets, except for cash and the Holdco Shares issued or to be issued to it under the terms of this agreement and AM BV2 has no liabilities or employees. The Holdco Shares issued or to be issued to AM BV2 under the terms of this agreement will held by AM BV2 free and clear of all Encumbrances and other third party rights or interests of any nature (whether legal or otherwise) and AM BV2 will be the legal and beneficial owner of the Holdco Shares issued or to be issued to AM BV2 under the terms of this agreement; and

(i)	(agreements) AM BV2 has not entered into any agreement, arrangement or understanding, except for this agreement and the Shareholders' Deed.

3.	9.3 Warranties by Peabody
Peabody represents and warrants in favour of AM as at the date of this agreement and on each day until the end of the Offer Period (each inclusive) that:

(a)	(Encumbrances) the Holdco Shares that are issued to AM BV2 under this agreement will:

(1)	be free of all Encumbrances and other third party rights or interests of any nature (whether legal or otherwise);

(2)	rank equally in all respects with the other Holdco Shares; and

(3)	be issued as fully paid;

(b)	(solvency) Holdco is solvent and able to pay its debts as and when they fall due (other than as a result of any default by AM of its obligations pursuant to clause 3);

(c)	(Peabody Shares) either it or Bidco is the legal and beneficial owner of the Peabody Shares; and

(d)	(provision of information) subject to any obligations of confidence or other restrictions imposed by contract, law, regulation or order of any Governmental Agency, Peabody has not, so far as Peabody's members of the Peabody deal team are aware, before the entry into this agreement, deliberately withheld from AM any information relating to MCC that would reasonably be expected to materially affect the decision of AM to reinvest in MCC, other than information that is the subject of legal professional privilege and other than information the disclosure of which would prejudice Peabody's legitimate commercial business interests (including board papers and subjective internal assessments of value) and which no reasonable commercial business person would expect Peabody to disclose to AM.

4.	9.4 Warranties by Peabody, Holdco and Bidco
Peabody, Holdco and Bidco each represent and warrant in favour of AM as at the date of this agreement and on each day until the end of the Offer Period (each inclusive) that:

(a)
(compliance with laws) other than as contemplated under this agreement or in the Agreed Announcement, no approvals are required to be obtained by Peabody, Holdco or Bidco or by any Related Body Corporate of any of them under any law, rule or regulation to perform and observe their obligations under this agreement;

(b)	(MCC Shares) as at the date of this agreement, none of them nor any Related Body Corporate nor any Associates of any of them (other than a party to this agreement):

(1)	has a Relevant Interest in any MCC Shares (other than the AM Shares, the Peabody Shares and any New Peabody Shares);

(2)
is a party to any derivative or synthetic agreement, deed or other arrangement under which payments may be made that are referable (in whole or part) to the trading price, or the economic value, of MCC Shares; or

(3)
has provided, or agreed to provide, any consideration for MCC Shares (other than the AM Shares, the Peabody Shares and any New Peabody Shares) under any purchase or agreement during the 4 month period ending on the date of this agreement;

(c)	(existing shares)

(1)	at the date of this agreement, Peabody owns all the Holdco Shares;

(2)	at the date of this agreement, the entire issued share capital of Holdco comprises 2 Holdco Shares;

(3)	only Peabody and AM BV2 will, before the end of the Offer Period, be entitled to acquire Holdco Shares, and such entitlement will be on the terms and conditions of this agreement only; and

(4)	Holdco owns all the shares in the capital of Bidco, and no one other than Holdco will have a right to acquire any shares in the capital of Bidco before the end of the Offer Period; and

(d)	(no trading) as at the date of this agreement, neither Holdco nor Bidco had commenced trading and neither had any assets or liabilities.

5.	9.5 Reliance on representations and warranties

(a)
Each party acknowledges that no party (nor any person acting on its behalf) has made any representation, warranty or other inducement to it to enter into this agreement, except for representations, warranties or inducements expressly set out in this agreement.

(b)
Each party acknowledges and confirms that it does not enter into this agreement in reliance on any representation, warranty or other inducement by or on behalf of any other party, except for any representation, warranty or inducement expressly set out in this agreement.

6.	9.6 Notification
Each party will promptly advise the other parties in writing if it becomes aware of any fact, matter or circumstance that constitutes or may constitute a breach of any of the representations and warranties given by it under this agreement.

7.	9.7 Independent warranties
Each of the representations and warranties in this agreement is to be construed independently of the others and is not limited by reference to any other representation or warranty.

7	10 Confidentiality

(a)
Each party acknowledges and agrees that it continues to be bound by the Confidentiality Agreement in respect of all information received by it from the other party before or after the date of this agreement.

(b)	The rights and obligations of the parties under the Confidentiality Agreement survive termination of this agreement.

8	11 Duties, costs and expenses

1.	11.1 Duties
Holdco must pay all Duty in respect of the execution, delivery and performance of this agreement, unless otherwise provided for in this agreement.

2.	11.2 Parties to pay own other costs

(a)
Except as set out in clause 11.1 and 11.3, and unless otherwise provided for in this agreement, each party must pay its own costs and expenses in respect of the negotiation, preparation, execution, delivery and registration of this agreement and any other agreement or document entered into or signed under this agreement or in connection with the Offer.

(b)	Any action to be taken by any party in performing its obligations under this agreement must be taken at its own cost and expense unless otherwise provided in this agreement.

3.	11.3 Common advisory costs

(a)
Peabody will pay directly 100% of, and AM will reimburse Peabody 40% of, any legal, accounting, tax, financial, facilitation and other advisory fees and disbursements of common advisors or service providers (each a Jointly Retained Party) to Peabody, AM, Holdco and Bidco in connection with the transactions contemplated by this agreement, including the Offer, whose appointment as a Jointly Retained Party is, and the terms of that appointment are, agreed in writing between Peabody and AM.

(b)
AM will reimburse Peabody for 40% of the fees and disbursements of the Jointly Retained Parties within 2 Payment Business Days of Peabody providing AM with evidence of such fees and disbursements being paid.

4.	11.4 Break fees and other payments

(a)	If MCC pays Holdco or Bidco any break fee (or similar consideration) in connection with the Offer:

(1)	60% of the amount of that break fee must be paid to Peabody in immediately available funds within 2 Payment Business Days of Holdco or Bidco receiving the break fee; and

(2)	40% of the amount of that break fee must be paid to AM in immediately available funds within 2 Payment Business Days of Peabody, Holdco or Bidco receiving the break fee.

(b)	If Holdco or Bidco receives any payments (other than any break fee or similar consideration which is captured by clause 11.4(a)), damages or reimbursements from MCC which relate to the Offer:

(1)
60% of the amount of that payment, damages or reimbursement must be paid to Peabody in immediately available funds within 2 Payment Business Days of Holdco or Bidco receiving the payment, damages or reimbursement; and

(2)
40% of the amount of that payment, damages or reimbursement must be paid to AM in immediately available funds within 2 Payment Business Days of Holdco or Bidco receiving the payment, damages or reimbursement.

(c)	If Peabody receives any of the payments contemplated pursuant to clause 11.4(a) or clause 11.4(b) directly from MCC, then Peabody must within 2 Payment Business Days pay 40% of those to AM.

(d)	If AM receives any of the payments contemplated pursuant to clause 11.4(a) or clause 11.4(b) directly from MCC, then AM must within 2 Payment Business Days pay 60% of those to Peabody.

9	12 GST

1.	12.1 Definitions
Words used in this clause 12 that have a defined meaning in the GST Law have the same meaning as in the GST Law unless the context indicates otherwise.

2.	12.2 GST

(a)	Unless expressly included, the consideration for any supply under or in connection with this agreement does not include GST.

(b)
To the extent that any supply made under or in connection with this agreement is a taxable supply (other than any supply made under another agreement that contains a specific provision dealing with GST), the recipient must pay, in addition to the consideration provided under this agreement for that supply (unless it expressly includes GST) an amount (additional amount) equal to the amount of that consideration (or its GST exclusive market value) multiplied by the rate at which GST is imposed in respect of the supply. The recipient must pay the additional amount at the same time as the consideration to which it is referable.

(c)	Whenever an adjustment event occurs in relation to any taxable supply to which clause 12.2(b) applies:

(1)	the supplier must determine the amount of the GST component of the consideration payable; and

(2)	if the GST component of that consideration differs from the amount previously paid, the amount of the difference must be paid by, refunded to or credited to the recipient, as applicable.

3.	12.3 Tax invoices
The supplier must issue a tax invoice to the recipient of a supply to which clause 12.2 applies no later than 10 days following payment of the GST inclusive consideration for that supply under that clause.

4.	12.4 Reimbursements
If either party is entitled under this agreement to be reimbursed or indemnified by the other party for a cost or expense incurred in connection with this agreement, the reimbursement or indemnity payment must not include any GST component of the cost or expense to the extent that the cost or expense is the consideration for a creditable acquisition made by the party being reimbursed or indemnified, or by its representative member.

10	13 General

1.	13.1 Notices

(a)
Any notice or other communication (including any request, demand, consent or approval) to or by a party to this agreement must be in legible writing and in English addressed as shown below (or as specified to the sender by any party by notice):

Party	Address	Attention	Facsimile
Peabody	Level 13, BOQ Centre, 259 Queen Street, Brisbane QLD 4000	The Company Secretary with a copy to Freehills: Attention: Tony Damian / Andrew Rich Address: Level 32, MLC Centre, 19 Martin Place, Sydney NSW 2000 Australia Fax: +61 2 9322 4000	+61 7 3225 5555
Holdco	Level 13, BOQ Centre, 259 Queen Street, Brisbane QLD 4000	The Company Secretary with a copy to Freehills: Attention: Tony Damian / Andrew Rich Address: Level 32, MLC Centre, 19 Martin Place, Sydney NSW 2000 Australia Fax: +61 2 9322 4000	+61 7 3225 5555

Bidco	Level 13, BOQ Centre, 259 Queen Street, Brisbane QLD 4000	The Company Secretary with a copy to Freehills: Attention: Tony Damian / Andrew Rich Address: Level 32, MLC Centre, 19 Martin Place, Sydney NSW 2000 Australia Fax: +61 2 9322 4000	+61 7 3225 5555
AM	Eemhavenweg 70, 3089 KH Rotterdam, Netherlands
Carole Whittall
with a copy to the London office of AM:
Attention: Carole Whittall
Address:
7th Floor Berkeley Square House, Berkeley Square, London W1J 6AD
with a further copy to Mallesons Stephen Jaques:
Attention:
David Friedlander / Paul Schroder
Address:
Level 61, Governor Phillip Tower, 1 Farrer Place, Sydney NSW 2000
Fax:
+61 2 9296 3999
+44 20 7629 5351
AM BV2	Eemhavenweg 70, 3089 KH Rotterdam, Netherlands
Carole Whittall
with a copy the London office of AM BV2:
Attention: Carole Whittall
Address:
7th Floor Berkeley Square House, Berkeley Square, London W1J 6AD
with a further copy to Mallesons Stephen Jaques:
Attention:
David Friedlander / Paul Schroder
Address:
Level 61, Governor Phillip Tower, 1 Farrer Place, Sydney NSW 2000
Fax:
+61 2 9296 3999
+44 20 7629 5351

If the sender is a company, the notice or communication must be signed by an officer or under the common seal of the sender.

(b)
A notice or communication given in accordance with clause 13.1(a) can be relied on by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

(c)	Any notice or other communication to or by a party to this agreement is regarded as being given by the sender and received by the addressee:

(1)	if by delivery in person, when delivered to the addressee;

(2)	if by post within Australia, 4 Business Days from and including the date of postage;

(3)	if by post to or from a place outside Australia, 7 Business Days from and including the date of postage;

(4)	if by facsimile transmission, when a facsimile confirmation receipt is received indicating successful delivery, but if the delivery or receipt is on a day that is not a Business Day or is after 5.00pm (addressee's time) it is regarded as received at 9.00am on the following Business Day.

(d)
A facsimile transmission is regarded as legible unless the addressee telephones the sender within 2 hours after the transmission is received or regarded as received under clause 13.1(c) and informs the sender that it is not legible.

(e)	In this clause 13.1, reference to an addressee includes a reference to an addressee's officers, agents or employees.

2.	13.2 Governing law and jurisdiction

(a)	This agreement is governed by the laws of New South Wales.

(b)	Each party irrevocably submits to the non-exclusive jurisdiction of the courts of New South Wales.

3.	13.3 Service of process

(a)
Without preventing any other mode of service, any document in an action (including any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of notices under clause 13.1.

(b)
AM irrevocably appoints Mallesons Stephen Jaques (attention: David Friedlander / Paul Schroder) of Level 61, Governor Phillip Tower, 1 Farrer Place, Sydney New South Wales 2000, as its agent for the service of process in Australia in relation to any matter arising out of this agreement. If Mallesons Stephen Jaques ceases to be able to act as such or have an address in Australia, AM agrees to appoint a new process agent in Australia and delver to the other parties within 2 Business Days a copy of a written acceptance of appointment by the process agent, upon receipt of which the new appointment becomes effective for the purpose of this agreement. AM must inform the other parties in writing of any change in the address of its process agent within 2 Business Days of the change.

(c)
AM BV2 irrevocably appoints Mallesons Stephen Jaques (attention: David Friedlander / Paul Schroder) of Level 61, Governor Phillip Tower, 1 Farrer Place, Sydney New South Wales 2000, as its agent for the service of process in Australia in relation to any matter arising out of this agreement. If Mallesons Stephen Jaques ceases to be able to act as such or have an address in Australia, AM BV2 agrees to appoint a new process agent in Australia and delver to the other parties within 2 Business Days a copy of a written acceptance of appointment by the process agent, upon receipt of which the new appointment becomes effective for the purpose of this agreement. AM BV2 must inform the other parties in writing of any change in the address of its process agent within 2 Business Days of the change.

(d)
Peabody irrevocably appoints Freehills (attention: Tony Damian / Andrew Rich) of Level 32, MLC Centre, 19 Martin Place, Sydney New South Wales 2000, as its agent for the service of process in Australia in relation to any matter arising out of this agreement. If Freehills ceases to be able to act as such or have an address in Australia, Peabody agrees to appoint a new process agent in Australia and delver to the other parties within 2 Business Days a copy of a written acceptance of appointment by the process agent, upon receipt of which the new appointment becomes effective for the purpose of this agreement. Peabody must inform the other parties in writing of any change in the address of its process agent within 2 Business Days of the change.

4.	13.4 Waivers and variation

(a)	A provision of, or a right, discretion or authority created under, this agreement may not be:

(1)	waived except in writing signed by the party granting the waiver; and

(2)	varied except in writing signed by the parties,

except to the extent this agreement expressly provides otherwise.

(b)
A failure or delay in exercise, or partial exercise, of a power, right, authority, discretion or remedy arising from a breach of, or default under this agreement does not result in a waiver of that right, power, authority, discretion or remedy.

5.	13.5 Assignment
A party may not assign its rights or delegate its obligations under this agreement without the written consent of each other party.

6.	13.6 Further assurances
Subject to clause 10, each party must do all things and execute all further documents reasonably necessary to give full effect to this agreement and the transactions contemplated by it.

7.	13.7 Approvals and consent
If the doing of any act, matter or thing under this agreement is dependent on the approval or consent of a party, that party may give conditionally or unconditionally or withhold its approval or consent in its absolute discretion, unless this agreement expressly provides otherwise.

8.	13.8 Remedies cumulative
Except as provided in this agreement and permitted by law, the rights, powers and remedies provided in this agreement are cumulative with and not exclusive to the rights, powers or remedies provided by law independently of this agreement.

9.	13.9 Counterparts
This agreement may be executed in any number of counterparts which together will constitute one instrument. A party may execute this agreement by signing any counterpart.

10.	13.10 Prohibition and enforceability
Any provision of, or the application of any provision of, in this agreement that is void, illegal or unenforceable in any jurisdiction is to be read down for the purpose of that jurisdiction, if possible, so as to be valid and enforceable, and otherwise shall be severed to the extent of the invalidity, illegality or unenforceability, without affecting the remaining provisions of this agreement or affecting the validity or enforceability of that provision in any other jurisdiction.

11.	13.11 No merger
The rights and obligations of the parties under this agreement do not merge on completion of any transaction contemplated by this agreement.

12.	13.12 Entire agreement
This agreement, the Shareholders' Agreement, the Pre-Bid Acceptance Deed and the Deed of Guarantee embody the entire agreement between the parties and supersede any prior negotiation, conduct, arrangement, understanding or agreement, express or implied, with respect to the subject matter of this agreement other than the Confidentiality Agreement.

13.	13.13 Contra proferentem excluded
No term or condition of this agreement will be construed adversely to a party solely on the ground that the party was responsible for the preparation of this agreement or that provision.

14.	13.14 Specific performance

(a)	AM and AM BV2 each acknowledge that monetary damages alone would not be adequate compensation:

(1)	to Holdco for a breach by AM or AM BV2 of their obligations to complete the sale of the AM Shares in accordance with clause 8.5; and

(2)	to Peabody for a breach by AM or AM BV2 of their obligations to complete the sale of the AM BV2 Shares in accordance with clause 8.5, under this agreement and that accordingly specific performance of those obligations is an appropriate remedy.

(b)
Peabody acknowledges that monetary damages alone would not be adequate compensation to AM for a breach by Peabody of its obligations to complete the purchase of the AM Shares in accordance with clause 8.5 under this agreement and that accordingly specific performance of those obligations is an appropriate remedy.

15.	13.15 Attorneys

If this agreement is executed by attorneys, each of the attorneys executing this agreement states that the attorney has no notice of the revocation of the power of attorney appointing that attorney.

Schedules
Table of contents
Schedule 1
Agreed Announcement    42
Transfer steps    44

Schedule 1
Agreed Announcement
Takeover bid for Macarthur Coal Limited
Peabody Energy Corporation (Peabody) (NYSE: BTU) and ArcelorMittal S.A. (ArcelorMittal) (NYSE: MT) today announce that they intend jointly to make an off-market takeover bid for all of the shares in Macarthur Coal Limited (Macarthur) (ASX: MCC) at a price of A$15.50 per share (inclusive of any dividends declared or paid after the date of this announcement).
The conditions of the proposed takeover bid are set out in the attached Annexure.
The takeover bid will be made by a special purpose company (Bidco), which is indirectly owned as to 60% by Peabody and as to 40% by ArcelorMittal.
Bidco currently has a relevant interest in approximately 16.1% of the shares in Macarthur as a result of entering into a pre-bid acceptance deed with ArcelorMittal.
Further details in relation to the joint takeover bid will be released to the market in due course.
Peabody has engaged UBS and Bank of America Merrill Lynch as its financial advisers and Freehills as its Australian legal adviser in relation to the takeover. ArcelorMittal has engaged RBC as its financial adviser and Mallesons Stephen Jaques as its Australian legal adviser in relation to the takeover.
[•] 2011
*****************
Annexure - Bid conditions
[To be attached. The parties agree that the conditions to this announcement are those conditions that have been agreed in writing between them.]

Schedule 2
Transfer steps

1	Pre-transfer steps

(a)
At least 2 Business Days before the Transfer Date, Peabody must notify AM of the address to which the registered office of AM BV2 is to be changed following completion of the sale of the AM BV2 Shares.

(b)	On or before the Transfer Date:

(1)	AM must approve and resolve, subject to completion of the sale of the AM BV2 Shares occurring, the resignations of the existing directors and officers of AM BV2; and

(2)	AM must ensure that the directors of AM BV2 approve and resolve, subject to completion of the sale of the AM BV2 Shares occurring):

(A)	the change of the registered office of AM BV2 to an address nominated in writing by Peabody; and

(B)	the revocation of all existing mandates for the operation of bank accounts by AM BV2 and the replacement of those mandates with the mandates approved in writing by Peabody.

(a)	Before the Transfer Date:

(1)
AM and AM BV2 will deliver to a Dutch civil law notary executed powers of attorney authorising the notary to execute a deed of transfer relating to the transfer of the AM BV2 Shares to Peabody (or its nominee); and

(2)	Peabody will deliver to the same Dutch civil law notary executed powers of attorney authorising the notary to execute the deed of transfer.
2     AM's obligations on the Transfer Date
On the Transfer Date:

(a)
AM and AM BV2 shall instruct the Dutch civil law notary to execute the deed of transfer of the AM BV2 Shares and shall take all such further actions and execute all such further documents as shall be necessary to fully effect the transfer of the AM BV2 Shares by AM to Peabody (or its nominee); and

(b)	AM must give Peabody (or its nominee):

(1)	all documents necessary to fully effect the transfer of the AM BV2 Shares to Peabody (or its nominee);

(2)	signed resignations of each director and officer of AM BV2;

(3)	the corporate documents, all prescribed registers, all statutory, minute and other business records of AM BV2;

(4)	all ledgers, journals and books of account of AM BV2;

(5)	all cheque books of each AM BV2 and a list of all bank accounts maintained by AM BV2;

(6)	all documents of title in the possession of AM BV2 relating to the ownership of AM BV2's Holdco Shares; and

(7)	all other books, records, accounts and other documents of AM BV2.
3     Peabody's obligations on the Transfer Date
Upon compliance by AM with the provisions of paragraph 2 of this Schedule 2, on the Transfer Date, Peabody shall:

a.	pay the Purchase Price;

b.
instruct the Dutch civil law notary to execute the deed of transfer of the AM BV2 Shares and shall take all such further actions and execute all such further documents as shall be necessary to fully effect the transfer of the AM BV2 Shares by AM to Peabody (or its nominee);

c.	appoint new directors of AM BV2 immediately after execution of the deed of transfer of the AM

BV2 Shares.